UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Franklin Parkway, San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 312-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of August 31, 2005, Craig S. Tyle was appointed Executive Vice President and General Counsel of Franklin Resources, Inc. (the “Company”). Mr. Tyle is employed at-will and will receive an annual salary of $475,000 and a sign-on bonus of $675,000, which bonus is subject to reimbursement on a pro rata basis should Mr. Tyle terminate his employment within 12 months of his hire date. Mr. Tyle also will be eligible for a fiscal year-end bonus of $275,000 for the fiscal year ending September 30, 2005 and a guaranteed fiscal year-end bonus of $600,000 for the fiscal year ending September 30, 2006, provided Mr. Tyle continues to be employed by the Company and/or its subsidiaries. It is expected that 65% of Mr. Tyle’s fiscal year-end bonuses will be paid in cash and 35% will be paid in securities. Additionally, relocation and moving expenses as well as up to six months of temporary housing costs for Mr. Tyle are to be reimbursed by the Company, provided that such relocation expenses are subject to reimbursement on a pro rata basis should Mr. Tyle terminate his employment within 12 months of his hire date. Subject to the approval of the Compensation Committee of the Board of Directors of the Company, Mr. Tyle also is anticipated to receive a restricted stock award for shares of common stock of the Company valued at approximately $1.5 million, which such award shall vest in approximately three equal annual installments over the Company’s three fiscal years beginning October 1, 2005. Mr. Tyle, like other employees, also will be eligible to participate in, among other things, the annual incentive compensation plan, universal stock incentive plan, employee stock investment plan, 401(k) plan and other health and welfare plans, programs and benefits, as they may exist from time to time. As a condition to Mr. Tyle’s employment, Mr. Tyle entered into a standard form confidentiality agreement and he also executed standard form reimbursement agreements.

Separately, the Company and Mr. Tyle entered into an agreement (the “Agreement”) pursuant to which the Company agreed, in the case of Mr. Tyle’s “termination of employment” (as defined below), to pay Mr. Tyle as severance an amount equal to the sum of (a) his annual base salary as in effect immediately prior to his termination of employment and (b) an amount equal to 75% of the most recent annual bonus paid to him. Such severance payment will be made no later than 30 days following the date of Mr. Tyle’s termination of employment. Additionally, under the Agreement, Mr. Tyle will continue to receive, during the period in which severance pay is being made, all standard fringe benefits generally accorded to employees of the Company, provided, however, that if contributions or benefits in employee retirement plans are not available in accordance with the provisions of any such employee retirement plan, then, in lieu thereof, the Company will pay Mr. Tyle an amount equivalent to what otherwise would have been provided under such plan. For purposes of the Agreement, termination of employment means a termination of Mr. Tyle’s employment with the Company for any reason, other than (i) a voluntary termination by Mr. Tyle due to retirement or any other reason, (ii) termination by reason of death, (iii) termination by reason of physical or medical disability, or (iv) termination for “Cause”, as defined in the Agreement. The Agreement, although dated as of June 1, 2005, became effective as of the first day of Mr. Tyle’s employment with the Company and will remain in effect for a period of three years thereafter. This brief description of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Agreement, dated as of June 1, 2005, by and between Franklin Resources, Inc. and Craig S. Tyle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.
Date: September 7, 2005	/s/ Barbara J. Green
Name: Barbara J. Green Title: Vice President, Deputy General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Agreement, dated as of June 1, 2005, by and between Franklin Resources, Inc. and Craig S. Tyle.